Option Agreement

between

Beijing Ao Hang Construction Material Technology

Co., Ltd.

and

Xianfu Han

This Option Agreement (this "Agreement") is entered into by the following parties on November __28___, 2007 in Beijing, the People's Republic of China ("China"):

(1)
Beijing Ao Hang Construction Material Technology Co., Ltd., a company established in China and having its registered address at 1701 Yingu Mansion, No. 9 Beisihuan Road, Haidian District, Beijing, China, ("Ao Hang"); and

(2)	Xianfu Han, whose China's ID number is 110108195809253710, with his principal domicile at No.401 Room, Suite 4, Building 6, Fuxing Road, Haidian District, Beijing, China. (“XFH”)

(hereinafter the parties referred to individually as a "Party" and collectively as the "Parties".)

WHEREAS,

(A)	XFH holds 60% of the equity interest of Beijing Xin Ao Concrete Co., Ltd. (“XinAo”) (the “Equity Interest”); and

(B)	The Parties agree to enter into this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.	GRANT OF OPTION

1.1	Option

XFH grants to Ao Hang the option (the “Option”) to purchase the Equity Interest, at the exercise price equal to the actual capital contribution made by XFH to XinAo.

1.2	Price of Option

In consideration of obtaining the Option, Ao Hang has paid to XFH One Renminbi on the date of this Agreement. XFH acknowledges that such consideration has been paid and is deemed to be sufficient.

2.	EXERCISE OF OPTION AND COMPLETION OF TRANSACTION

2.1	Time of Exercise

2.1.1
XFH agrees that, subject to compliance with legal restrictions on foreign investment under applicable laws of China, Ao Hang may exercise the Option in whole or in part to acquire all or part of the Equity Interest, at any time after the signing of this Agreement.

2.1.2	For the avoidance of doubt, XFH hereby agrees that Ao Hang may exercise the Option, without any limits on the frequency of its exercise, until Ao Hang acquires all of the Equity Interest.

2.1.3	XFH agrees that Ao Hang may designate a third party to exercise the Option on its behalf, provided that Ao Hang shall give 3-days prior written notice to XFH.

2.2	Assignment

XFH agrees that Ao Hang may assign all or part of the Option to any third party. In the event of any such assignment and upon written notice of such assignment from Ao Hang to XFH, the Option may be exercised by such third party pursuant to the terms and conditions of this Agreement. Such third party shall be deemed to be a party to this Agreement and shall assume Ao Hang's rights and obligations under this Agreement.

2.3	Notice Requirements

2.3.1	If Ao Hang intends to exercise the Option, it shall issue an irrevocable written notice to XFH no later than 3 days prior to each Completion Date (as defined below), specifying:

2.3.1.1	effectiveness date of the purchase ("Completion Date");

2.3.1.2	name of the party registering the Equity Interest;

2.3.1.3	percentage of the Equity Interest to be purchased from XFH;

2.3.1.4	method of payment; and

2.3.1.5	related authorization documents, such as the document authorizing the third party to exercise the Option.

2.3.2	For the avoidance of doubt, the Parties expressly agree that Ao Hang has the right to exercise the Option and to decide whether or not to register the Equity Interest in a third party's name.

2.4	Appointment of Director and Senior Management Personnel

After the execution of this Agreement, Ao Hang shall have the right to nominate persons to XinAo to be appointed as directors and senior management personnel (including but not limited to general manager, deputy general manager, financial controller, marketing director, technology director). XFH shall, to the extent applicable PRC law requires a shareholder vote, vote his shares of XinAo to appoint the persons nominated by Ao Hang to hold the positions as directors of XinAo, and vote its shares to instruct the executive director of XinAo to appoint the persons nominated by Ao Hang to hold the positions as senior management of XinAo.

2.5	Completion of Transactions

On the Completion Date, Ao Hang shall pay to XFH the exercise price to purchase the Equity Interest set out in Article 1 and XFH shall acknowledge the receipt and sufficiency of the consideration.

3.	FULFILMENT OF OPTION

3.1	Agreement on Transfer of Equity Interest

When signing and delivering this Agreement, XFH shall at Ao Hang's request sign (or, in the case of the waiver letter, use commercially reasonable efforts to procure the execution of) and deliver one or more agreement(s) for the transfer of equity interest as set out in the Appendix A hereto ("Equity Transfer Agreement") and other necessary documents, including the waiver letter in the form of Appendix B ("Ancillary Documents") intended to cause all or part of Equity Interest to be effectively transferred to Ao Hang or its designated person. The Equity Transfer Agreement and Ancillary Documents shall be held in the custody of Ao Hang. On the Completion Date, when Ao Hang exercises the Option and pays the price for the Equity Interest, Ao Hang shall promptly deliver the Equity Transfer Agreement and Ancillary Documents relating to such Equity Interest to its designated person who shall be entitled to insert the name of the transferee (if not already done so), date the signed Equity Transfer Agreement and Ancillary Documents and submit the same to the relevant authorities in order to give full effect to the transfer of the Equity Interest.

3.2	Resolution of Shareholders' Meeting

Notwithstanding the provisions of the above Article 3.1, at the time of the signing and delivery of this Agreement, XFH shall at Ao Hang's request sign (and use commercially reasonable efforts to procure that Weili He will sign) and deliver one or more resolution(s) of the shareholders' meeting of XinAo, substantially in the form of Annex 1 of Appendix A hereto (each referred to as a "Resolution"). The Resolution shall approve the following matters:

3.2.1	completion of the transfer of all or part of the Equity Interest to Ao Hang or its designated person; and

3.2.2	other reasonable matters that Ao Hang may require.

Each Resolution shall be held in the custody of Ao Hang. On each Completion Date when Ao Hang exercises the Option and pays the price for the Equity Interest, Ao Hang or its designated person shall date the Resolution as of the date of exercise.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties

XFH represents and warrants to Ao Hang:

4.1.1	he has full authority to sign this Agreement;

4.1.2	this Agreement constitutes a valid and binding obligation of XFH, enforceable in accordance with its terms;

4.1.3
the signing of this Agreement and the performance of any of his obligations hereunder neither breaches any laws, regulations or contracts binding upon him, nor requires any authorization or approval from the government;

4.1.4
to the best of his knowledge, he is not involved in any lawsuit, arbitration or other juridical or administrative proceedings which may have a material and adverse effect upon this Agreement and performance hereof;

4.1.5	he has disclosed to Ao Hang all documents issued by any governmental authority that may have a material adverse effect upon the performance of the obligations hereunder;

4.1.6	other than the pledge of Equity Interest in favor of Ao Hang (or its designated third party), the Equity Interest held by XFH in XinAo is free of any lien, mortgage, pledge or third party's rights;

4.1.7
except in favor of Ao Hang (or its designated third party), the Equity Interest held by XFH shall remain intact, and is free of any lien, mortgage, pledge or third party's right, and XFH will not transfer, grant, pledge or otherwise dispose of his Equity Interest;

4.1.8
the Option granted by XFH to Ao Hang is an exclusive right, and the Option or any similar right will not be granted to any third party in any way and no rights or obligations exist that would in any way impair Ao Hang's rights under this Agreement.

XFH further represents and warrants to Ao Hang that he owns 60% of the Equity Interests of XinAo.

The Parties hereby agree that as of each Completion Date, the representations and warranties set out from Article 4.1.1 to Article 4.1.8 shall be repeated, and shall be deemed to be given as of such Completion Date.

4.2	Undertakings

XFH undertakes to Ao Hang that:

4.2.1
he will complete the formalities necessary for registering Ao Hang and its designated person as the lawful shareholder of XinAo, including but not limited to, assisting Ao Hang in inserting the name of the transferee in the Equity Transfer Agreement, dating the signed Equity Transfer Agreement and submitting the Equity Transfer Agreement and Ancillary Documents to the relevant industry and commerce administration department for the purpose of amending the articles of association and updating the shareholders' register, and other alteration formalities.

4.2.2
he shall take all necessary actions to execute all necessary documents and carry out all necessary registrations within XFH's control (including registration with the Ministry of Information Industries or its local branches) to transfer the Equity Interest in accordance with applicable laws upon the exercise of the Option.

4.2.3	he will not seek to influence the management of XinAo in any manner, and without limiting the foregoing:

4.2.3.1	he will not request XinAo to distribute profits, funds, assets or property to XFH or Weili He or any of their Affiliates.

4.2.3.2	if he receives any dividends from XinAo with respect to the Equity Interest, XFH shall pay to Ao Hang an amount equal to such dividends within 7 days thereafter.

4.2.3.3
he will not engage in the following activities and not approve in his capacity as a shareholder (without the prior written consent of Ao Hang) the engagement of XinAo in any of the following activities unless the prior written consent of Ao Hang is obtained:

(a)	to create or undertake debts that are not in the ordinary course of business of XinAo, or are in the ordinary course of the business of XinAo but are in excess of US$5,000;

(b)	to create or undertake any mortgage, pledge or any other type of encumbrance on any of XinAo's existing properties or properties acquired in the future;

(c)	to acquire assets of any third party on behalf of XinAo, or to execute any agreement, arrangement, commitment or memorandum for the same;

(d)	to sell, lease or otherwise dispose of any assets of XinAo, or to execute any agreement, arrangement, commitment or memorandum for the same;

(e)	to borrow or lend money to any third party on behalf of XinAo, or to execute any agreement, arrangement, commitment or memorandum for the same;

(f)
to assume any obligation, give a guarantee or endorsement for any third party on behalf of XinAo or assume responsibility in whatever form for any third party's obligation on behalf of XinAo, or to execute any agreement, arrangement, commitment or memorandum for the same;

(g)	to approve the annual budget and annual business plan and any material deviations thereof;

(h)	to make any capital expenditure by XinAo other than in the ordinary course of its business or greater than an aggregate of US$25,000 in any 12 month period;

(i)	to commit any act that may endanger the legitimate existence or commercial interest of XinAo;

(j)	to take any action that, according to the effective articles of association of XinAo, requires a unanimous consent of all shareholders or the executive director of XinAo;

(k)	to cause XinAo to engage in any business which is not expressly specified in its business license;

(l)
when exercising his rights in the capacity as a shareholder of XinAo (including but not limited to the exercise of his voting rights), to adopt any resolution or otherwise take any shareholder action that conflicts with or jeopardises the rights and interests of Ao Hang or its Affiliates or direct or indirect parent; and

4.2.4
He will provide Ao Hang with information on XinAo's business operations and financial condition which he is entitled to receive in his capacity as a shareholder at Ao Hang's request (excluding information provided by XinAo ).

4.2.5
He will immediately notify Ao Hang of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to XinAo's assets, business and revenue of which he may become aware.

4.2.6	At Ao Hang's written request, XFH will approve in his capacity as a shareholder any action of XinAo that is not in violation of any applicable laws.

For purposes of this Clause 4.2, "Affiliate" means, in respect of an entity, any legal entity that directly or indirectly controls, is controlled by or is under the common control of the first mentioned entity. For the purposes of this Agreement, "control" means the power, directly or indirectly, to direct the management and policies of such entity.

5.	TAX

5.1	Tax

Ao Hang shall reimburse XFH or directly pay to the appropriate tax authorities all of XFH's taxes that may arise from the execution and performance of this Agreement. Ao Hang shall bear any of its taxes that may arise from the execution and performance of this Agreement.

6.	LIABILITIES FOR BREACH OF CONTRACT

6.1	XFH's liability for breach

The sole remedy available to Ao Hang for the breach by XFH of any of its representations, warranties, undertakings or obligations under this Agreement shall be the exercise of the Option.

7.	APPLICABLE LAW AND SETTLEMENT OF DISPUTES

7.1	Applicable Law

The execution, validity, interpretation, performance of this Agreement and resolution of disputes hereunder shall be governed by the laws of China.

7.2	Consultation

In case of disputes resulting from the interpretation or performance of this Agreement, the Parties shall attempt to solve such disputes through friendly consultation or via mediation by a neutral third party. If such dispute fails to be solved within 30 days after the commencement of consultation, either party may submit such disputes for arbitration.

7.3	Arbitration

7.3.1
Any dispute or difference of any kind whatsoever arising out of or in connection with this Agreement, including any question in connection with the existence, construction, interpretation, validity, termination or implementation of this Agreement, shall be submitted to the Shenzhen branch of China International Economic and Trade Arbitration Commission ("CIETAC"), for arbitration in Shenzhen which shall be conducted in accordance with CIETAC's rules.

7.3.2
The arbitration tribunal shall comprise of three (3) arbitrators. Each Party shall be entitled to appoint one (1) arbitrator and the arbitrators so appointed shall appoint a third (3rd) arbitrator who shall preside as Chairman. The Chairman shall not be a citizen or national of the same country as either of the Parties.

7.3.3	The language to be used in any arbitral proceedings shall be Chinese.

7.3.4	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

7.3.5
The Parties further acknowledge that monetary damages alone shall not adequately compensate Ao Hang for the breach of XFH's undertakings in this Agreement and therefore agree that if a breach or threatened breach of any such undertaking occurs, Ao Hang shall be entitled to apply or petition for, and XFH shall not resist, object or challenge, injunctive relief compelling specific performance of such undertakings or immediate cessation of such actions in order to be in compliance with the terms of this Agreement in any competent court of China.

8.	CONFIDENTIALITY

8.1	Confidential Information

This Agreement and its appendixes attached hereto shall be confidential. Neither party shall disclose this Agreement and its appendixes attached hereto to any third party (except for the disclosure only for the purpose of the above Article 2.2 and with the prior written consent of the Parties).

8.2	Exception

If certain disclosure is expressly required by law, court, arbitral tribunal or competent administration authority, such disclose made by either party shall not be deemed a breach of the above Article 8.1.

9.	SUPPLEMENTARY PROVISIONS

9.1	Term

This Agreement shall come into force from the date of the execution of this Agreement by the Parties or their authorized representative until the date when Ao Hang obtains all the Equity Interest, subject to a maximum term of 20 years.

9.2	Entire Agreement

9.2.1
This Agreement and its appendixes constitute the entire agreement between the Parties with respect to the above subject matter, and shall supersede all previous discussions, consultations and agreements. This Agreement can be amended only by a written agreement jointly signed by the Parties.

9.2.2	The appendixes attached hereto constitute an inseparable part of this Agreement, and have the same legal force as this Agreement.

9.3	Notice

9.3.1
Unless notified by the other party of address change, all notices or other correspondences required in performing this Agreement shall be delivered by hand, express delivery, fax or registered mail to the following addresses:

Ao Hang:

Address: 1701 Yingu Mansion, No. 9 Beisihuan Road, Haidian District, Beijing, China

Tel: 010-82525343

Fax: 010-82525345

XFH:

Address:  No.401 Room, Suite 4, Building 6, Fuxing Road, Haidian District, Beijing, China.

Tel: 010-82525343

Fax: 010-82525345

Notices and correspondences shall be deemed to be served if:

9.3.1.1
sent by fax: the time displayed on the transmission record, however, if the displayed time is after 5:00 pm of the sending date, or the sending day is not a business day of the location where the recipient is located, the effective delivery date shall be the next business day;

9.3.1.2	sent by hand delivery (including courier): the day when the recipient signs and accepts the delivery;

9.3.1.3	sent by registered mail, the fifteenth day from the date when the post office issues a receipt thereof.

9.4	Binding Force

This Agreement is binding upon the Parties and their successors, representatives and assigns.

9.5	Language and Counterpart

This Agreement is written in English and Chinese. In the event of any discrepancy between the two versions, the English version shall prevail. This Agreement shall be executed in [two (2)] originals in English and [two (2)] originals in Chinese, with each Party holding one (1) original in each language.

9.6	Calendar Day and Business Day

Any reference to a day in this Agreement means a calendar day. Business day means any day on which commercial banks in China are open for business.

9.7	Headings

The headings contained herein are for convenience only and do not affect the interpretation of this Agreement.

9.8	Singular and Plural Form

As required by the context, words importing the singular include the plural and vice versa.

9.9	Matters Not Covered

Matters not covered in this Agreement shall be settled by the Parties through consultation, in accordance with the provisions of the laws of China.

9.10	Representations, Warranties, Undertakings and Obligations to Survive

The representations, warranties, undertakings and obligations of the Parties provided in this Agreement, or made by or on behalf of a Party, shall be in full force and effect and shall remain valid after the delivery of the Equity Interest and payment of considerations, regardless of any investigation (or statement on any investigation result) made by or on behalf of a Party.

IN WITNESS WHEREOF, this Agreement is signed by the duly authorized representatives of the Parties as of the date first written above.

Beijing Ao Hang Construction Material Technology Co., Ltd.

Authorized representative: Weili He

Name:

Title: Legal Representative

Company seal:

Xianfu Han

Signed by:

Appendix A

Form of agreement on transfer of equity interest

Agreement on Transfer of Equity Interest

Xianfu Han

and

[*]

This Agreement on Transfer of Equity Interest ("Equity Transfer Agreement") is entered into by the following two parties on ____________, in Beijing, the People's Republic of China ("China"):

(1)	Xianfu Han, (the "Assignor"); and

(2)	[*], [*] (the "Assignee").

The Assignor and the Assignee are hereinafter referred to individually as a "Party" and collectively as the "Parties".

WHEREAS,

A.	The Assignor is a shareholder of Beijing Xin Ao Concrete Co., Ltd. ("XinAo"), which is a limited liability company established on July 4, 2002 pursuant to the PRC Laws (as defined below).

B.	The Assignor has 60% of the equity interest in XinAo.

C.
Subject to the terms and conditions of this Equity Transfer Agreement, the Assignor now intends to assign to the Assignee, and the Assignee is willing to accept from the Assignor, all the equity interest ("Equity Interest") of the Assignor in XinAo.

NOW THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

Unless otherwise agreed herein (as defined below), words or expressions contained in this Equity Transfer Agreement shall have the same meaning as those defined in the Option Agreement (the "Agreement"), dated as of November ______, 2007 between Ao Hang, a company organized under the laws of China (the "Ao Hang") and the Assignor.

"Effective Date" means the date of this Agreement, or if government or regulatory approvals are necessary to effectuate the transfer, the date on which all such approvals are obtained.

"PRC Laws" means the PRC laws and regulations that have been promulgated and now remain in force.

"Resolution of Shareholders' Meeting" means the written resolution of the shareholders' meeting of XinAo, pursuant to which the shareholders agree that the Equity Interest shall be assigned in accordance with the Equity Transfer Agreement and waive their rights of first refusal regarding the Equity Interest.

1.2	Interpretation

In this Agreement, headings are for convenience only and do not affect the interpretation of this Agreement. A reference to an Article or Appendix herein is a reference to that Article or Appendix of the Equity Transfer Agreement. Words importing the singular include the plural and vice versa. Unless otherwise provided herein, a reference to day, month or year means a calendar day, month or year. Business day refers to the day on which commercial banks in China are open for business. Masculine words herein include the feminine meaning and vice versa.

2.	REPRESENTATIONS AND WARRANTIES

2.1	General representations

Each of the Parties hereby represents and warrants to the other party that it has full capacity and authorization to execute this Equity Transfer Agreement, and perform its obligations under this Equity Transfer Agreement, subject to compliance with legal restrictions on foreign investment under applicable PRC Laws.

2.2	Assignor

The Assignor further represents and warrants that:

2.2.1	he is the legitimate holder of the Equity Interest;

2.2.2
except for the pledge under the Equity Pledge Agreement dated as of November ______, 2007 by and among the Assignor and Beijing Ao Hang Construction Material Technology Co., Ltd., such Equity Interest is free of any security interest.

3.	ASSIGNMENT OF EQUITY INTEREST

3.1	Assignment of equity interest

The Assignor hereby assigns all of the Equity Interest to the Assignee. The Assignee agrees to accept such Equity Interest from the Assignor.

3.2	Assignment of rights and obligations

As at the Effective Date, all rights and obligations in relation to the Equity Interest shall be assigned from the Assignor to the Assignee.

3.3	Necessary measures

The Assignor undertakes to execute all necessary documents and take all necessary measures in a timely manner, so as to give effect to this Equity Transfer Agreement, including but not limited to the following:

3.3.1	execute the resolution of shareholders' meeting substantially in the form of Annex 1; and provide the Assignee with a copy of the resolution of shareholders' meeting; and

3.3.2
complete any procedures within its control necessary for the full effectiveness of the Equity Transfer Agreement pursuant to PRC Laws, including but not limited to, completing the registration of the change in shareholder with the relevant industry and commerce administration department, updating the shareholders' list of XinAo and delivering the updated shareholders' list to the Assignee.

3.4	Cooperation with the Assignee

The Assignor further undertakes:

3.4.1	if the formalities provided in Article 3.3.2 are delayed, the Assignor shall promptly notify the Assignee of the reason for such delay and the revised Effective Date; and

3.4.2	fully assist the Assignee in performing the Equity Transfer Agreement, including but not limited to providing the Assignee with access to the related documents or information.

3.5	Power of attorney

The Assignor further undertakes that, as of the date first written above, he has full authority to entrust an appropriate entity or individual to, on his behalf, handle all matters related to this Equity Transfer Agreement (including but not limited to the matters related to this Article 3.5), in the event of the Assignor's death, emigration, incapacity or other failure to perform his obligations under this Equity Transfer Agreement. The above power of attorney shall be substantially in the form of Annex 2, and a copy of such power of attorney shall be provided to the Assignee.

4.	SUPPLEMENTARY PROVISIONS

4.1	Notice and service

4.1.1
All notices and communications between the Parties shall be in writing, either in English or Chinese, and delivered by fax, hand (including express delivery) or registered mail to the following appropriate addresses:

Assignor:

Xianfu Han

Address: No.401 Room, Suite 4, Building 6,Fuxing Road, Haidian District, Beijing, China.

Telephone: 010-82525343

Fax: 010-82525345

Assignee:

[*]

Address: [*]

Tel: [*]

Fax: [*]

Recipient: [*]

4.2	Time of service

Notices and communications shall be deemed to be served if:

4.2.1
sent by fax: the time displayed on the transmission record, however, if the displayed time is after 5:00 pm of the sending date, or the sending day is not a business day of the location where the recipient is located, the effective delivery date shall be the next business day;

4.2.2	sent by hand delivery (including courier): the day when the recipient or any staff at the recipient's location signs and accepts the delivery; or

4.2.3	Sent by registered mail, the third day after the date when the post office issues a receipt thereof.

4.3	Amendment

The provisions of this Equity Transfer Agreement can be waived, revised or amended only by a written instrument signed by the Parties.

4.4	Non-waiver

The failure by either party to exercise or its delay in exercising any right under this Equity Transfer Agreement shall not be deemed a waiver of such right.

4.5	Severability

The invalidity of any clause under this Agreement shall not affect the validity of any other clauses unrelated to such clause.

4.6	Tax and expenses

Each of the Parties shall bear its respective taxes arising from the execution and performance of this Agreement.

4.7	Successor

This Equity Transfer Agreement is binding upon the respective successors and assigns (if any) of the Parties, and upon any individual designated by the Assignor when it becomes necessary for the Assignor to use the power of attorney provided in the appendix in case of the occurrence of events set out in the above Article 3.5.

4.8	Applicable Law

The execution, validity, interpretation, performance of this Equity Transfer Agreement and resolution of disputes hereunder shall be governed by the PRC Laws.

4.9	Arbitration

4.9.1
Any dispute or difference of any kind whatsoever arising out of or in connection with this Agreement, including any question in connection with the existence, construction, interpretation, validity, termination or implementation of this Agreement, shall be submitted to Shenzhen branch of China International Economic and Trade Arbitration Commission ("CIETAC"), for arbitration in Shenzhen which shall be conducted in accordance with CIETAC's rules.

4.9.2
The arbitration tribunal shall comprise of three (3) arbitrators. Each Party shall be entitled to appoint one (1) arbitrator and the arbitrators so appointed shall appoint a third (3rd) arbitrator who shall preside as Chairman. The Chairman shall not be a citizen or national of the same country as either of the Parties.

4.9.3	The language to be used in any arbitral proceedings shall be Chinese.

4.9.4	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

4.10	Language

This Equity Transfer Agreement is written in English.

IN WITNESS WHEREOF, this Equity Transfer Agreement is signed by the duly authorized representatives of the Parties as of the date first written above.

Assignor: Xianfu Han

Signed by:

Assignee: [*]

Authorized representative: [*]

Name: [*]

Title: [*]

Common seal: [*]

Annex 1

Form of resolution of shareholders' meeting

Beijing Xin Ao Concrete Co., Ltd. (the "Company")

This written resolution of the shareholders' meeting of the Company is formally adopted at [*] on [*]

1.	Attending shareholders: Mr. Weili He

Mr. Xianfu Han

2.
The matters related to transfer of equity interest provided in the Agreement on Transfer of Equity Interest ("Equity Transfer Agreement") entered into by and between Xianfu Han and [*] on [*] were discussed at the shareholders' meeting.

3.	The shareholders' meeting unanimously agrees to make the following resolution:

(a)	confirm and approve the Equity Transfer Agreement;

(b)	approve Xianfu Han to transfer its equity interest in the Company to [*] pursuant to the provisions of the Equity Transfer Agreement; and

(c)
the shareholders hereby waive their respective right of first refusal (entitled in accordance with the PRC laws and the articles of association of the Company) regarding the equity interest to be assigned by the other shareholders of the Company under the Equity Transfer Agreement.

Signed by:

Signed by:

Date:

Annex 2

Form of power of attorney

Power of Attorney

To Whom It May Concern,

I, the undersigned, a founder and a shareholder of Beijing Xin Ao Concrete Co. Ltd. (the "Company"), hereby entrusts [ ] with full authority on [ ], if I am unable to perform my obligations under the Equity Transfer Agreement entered into by and among Ao Hang (or its designated person) and I on __________, [ ] in the event of my death, emigration, illness, incapacity or any other reason, to act on my behalf to perform the obligations under the above agreement and all matters related to transfer of equity interest.

The above actions shall include but shall not be limited to the execution of all necessary documents (including resolutions of shareholders' meetings) and completion of all necessary formalities (including filings with the government and alteration of the registration of shareholders of the Company) required for my performance of the obligations under the above Equity Transfer Agreement in accordance with laws of China.

Signed by:

Name: Xianfu Han

Date:

Appendix B

Form of waiver of right of first refusal

Waiver of Right of First Refusal

To: Xianfu Han

Dear Sirs,

I refer to the proposed transfer of your entire interest in the registered capital of Beijing Xin Ao Concrete Co., Ltd. to Ao Hang or its designated entity ("Transferee").

I hereby waive any pre-emptive right I may have under PRC laws or otherwise to acquire the equity interest you propose to transfer to the Transferee and consent to the proposed transfer of the equity interest to the Transferee.

Yours faithfully

________________

For and on behalf of

Weili He